Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan, as amended, the 2014 Equity Incentive Award Plan, and the 2014 Employee Stock Purchase Plan of Ardelyx, Inc. of our report dated April 11, 2014 (except for the last paragraph of Note 1, as to which the date is June 18, 2014), with respect to the financial statements of Ardelyx, Inc. included in the Registration Statement (Form S-1 No. 333-196090), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
July 11, 2014